EXHIBIT 10.40
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January 24, 1996




Mercantile Bank of Kansas
9900 W. 87th Street
Overland Park, KS 66212

Dear Sirs:

This will confirm that per our stock registration records, Mr. Richard K. Halford is the rightful owner of Certificate No. 0300 for 19,000 shares of Amerifax, Inc. (nka AmeriConnect, Inc.) common stock, and that the certificate delivered to you herein is the original certificate described hereof.

This delivery is being granted against payment of $14,527.16 in satisfaction of all principal and interest due AmeriConnect, Inc. by Richard K. Halford from those certain promissory notes dated June 15, 1994, August 1, 1994 and April 3, 1995.

Sincerely,

AmeriConnect, Inc.


By:      /s/ Janet M. Flynn     Secretary

Attest:  /s/ Mark D. Zach